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                                                                     EXHIBIT 4.2

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                               SERVICES AGREEMENT


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This Services Agreement (the "Agreement") is made and entered into as of the
11th day of February 2002, by and between Marnetics Ltd., formed under and existing in accordance with the laws of Israel (the "Company") and Netlogic Ltd., formed under and existing in accordance with the laws of Israel (the "Consultant").

WHEREAS the Company is wholly owned by Marnetics Broadband Technologies Ltd. ("MXB") whose shares are registered for trade on the American Stock Exchange and engages in the development and marketing of network capacity solutions; and

WHEREAS the Company wishes to obtain executive managerial and other related services with respect to the Company, MXB and any of its Affiliated companies (the "Services") as may be prescribed from time to time by the Board of Directors of the Company (the "Board") in accordance with the terms of this Agreement; and

WHEREAS the Consultant has the skills, experience, expertise and resources required in order to ensure the provision of the Services required pursuant to this Agreement by qualified and competent individuals (the "Representative"); and

WHEREAS the parties wish to set forth in writing the terms and conditions whereby the Company engages the Consultant.

NOW, WHEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.     INTRODUCTION

       1.1 The preamble and all Schedules attached hereto form an integral part hereof.

       1.2 The paragraph headings used herein are for convenience purposes only, and shall not be used or applied in construing any of the provisions hereof.

       1.3    For purposes of this Agreement and all Schedules attached hereto:

              1.3.1 The term "person" shall mean any individual, company, corporation, partnership, association, joint venture, trust, organization or other incorporated or unincorporated entity or any combination of the foregoing.


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              1.3.2  The term "Affiliate" shall mean any person controlling, controlled by or under common control with the Company.

2.     ENGAGEMENT

       2.1 The Company hereby engages the Consultant, and the Consultant hereby agrees to act, as an independent non-exclusive consultant of the Company. In such capacity, the Consultant shall arrange for rendition of the Services to the Company in a diligent, conscientious and professional manner, pursuant to guidelines and procedures set forth by the Company from time to time and at such places as may be determined by the Board.

              The above notwithstanding, it is agreed that the Consultant shall receive and act in accordance with instructions provided by the MXB's Executive Committee (consisting of MXB's Chairman of the Board, MXB's director from Prime Technology Ventures and MXB's External Director serving as Chairman of the Executive Committee, or, in the event that MXB's External Director is not serving as the Chairman of such Committee, as determined by the Board of Directors of MXB) with respect to all matters concerning the current and former operations of Stav Electrical Systems (1994) Ltd., including without limitation with respect to its assets, liabilities, employees, obligations and rights.

       2.2 The Company and the Consultant acknowledge that that the provision of the Services is based on the good faith of the parties and that the position of Consultant and the Representative is of a fiduciary nature. The Consultant guarantees that performance of the Services shall be to the satisfaction of the Company, as determined in the unrestricted discretion of the Board. The provisions of Schedule 2.2 shall apply with respect to the Representative and the Consultant. The Consultant represents and warrants that, except as set forth in Section 5 of Schedule 2.2, there are no restrictions limiting its ability to perform this Agreement in accordance with the terms hereof.

       2.3    On ___________, 2001 the Consultant entered into a
              Confidentiality, Invention Transfer and Non-Competition Undertaking (the "NDA"), a copy of which is attached hereto as
              Schedule 2.3 and whose terms are hereby incorporated to this Agreement. The Consultant and all officers, directors, shareholders, employees, contractors, consultants and/or whom ever on behalf, of the


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              Consultant, including, without limitation, the Representative, that shall have access to confidential and proprietary information of the Company shall be deemed to have signed the NDA and shall act in accordance with its terms and conditions.

       2.4 The Consultant represents and warrants that during the course of its engagement with the Company, neither it nor any of its employees, consultants or contractors shall disclose or use any confidential or proprietary information of any third party in breach of any obligations which may exist with respect to such information.

       2.5 Until otherwise mutually agreed by the parties to this Agreement, the representative of the Consultant shall be Mr. Menachem Reinschmidt. The Representative shall sign a confirmation concerning this Agreement substantially in the form attached hereto as Schedule 2.5.

       2.6 The Consultant shall supervise the Representative and shall maintain accurate records of the Services provided hereunder including (without limitation) contacts made, third parties contacted, correspondence, documents and information received from and given to third parties in connection with the Services. The Consultant shall require the Representative to provide such reports as may be requested by the Board from time to time. The Consultant shall keep all such records at a mutually agreed location and shall otherwise keep the Company fully informed of all actions hereunder.

       2.7 The Consultant shall produce upon request such documentation and authorization concerning corporate matters as may be reasonably requested by the Company from time to time.

3.     TERM AND TERMINATION

       3.1 The term of this Agreement shall commence on December 2, 2001 (the "Effective Date") and be in effect for a period of twelve (12) months, unless terminated earlier in accordance with this Agreement. One (1) month prior to the expiration of this Agreement, the parties shall commence negotiations with respect to any future relationship.

       3.2 Either party may terminate this Agreement without cause upon an advance written notice of at least 30 days. In such event, the Consultant shall be entitled to all compensation due for such period and the Consultant shall assist as


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              necessary with respect to the transfer of responsibilities to a person designated by the Company.

       3.3 In the event of a material breach of this Agreement that is not cured within 15 days after the Consultant has provided written notice to the Company specifying the breach, the Consultant may terminate this Agreement upon written notice to the Company.

       3.4 In the event of a failure by the Consultant or the Representative to abide by the obligations set forth herein for any reason (including death or disability), the Board may terminate this Agreement on behalf of the Company upon five (5) days written notice to the Consultant unless during such five day period the Consultant presents a compelling explanation in writing to the Board concerning such matter. For purposes hereof, a "compelling explanation" shall be as determined by the Board in its unrestricted discretion. In addition, the term "disability" shall mean any physical or psychological impairment that prevents the Representative from providing the Services in a reasonable and businesslike manner for a period exceeding 30 days in any consecutive 120 day period.

       3.5 The Company may terminate this Agreement immediately for cause. For purposes hereof, the term "cause" shall mean the Board's declaration that:

              3.5.1 The Consultant or the Representative is suspected of an illegal or dishonest act involving the Company or any of its assets;

              3.5.2 The Consultant or the Representative is suspected of any criminal offense which is punishable by incarceration in excess of six (6) months;

              3.5.3 The Consultant or the Representative is suspected of an intentional action to harm the Company;

              3.5.4 The Consultant or Representative has filed for bankruptcy or a petition for involuntary dissolution has been filed against the Consultant or the Representative and has not been dismissed within sixty (60) days of filing.

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              3.5.5  The Consultant ceased to provide the Services hereunder through the Representative as detailed in Section 2.5 above.

       3.6 Upon termination of this Agreement for any reason, the Consultant shall immediately return to the Company all equipment, information and other property of the Company (or otherwise provided by the Company) that is in the possession of the Consultant or any agent, consultant, contractor or employee of the Consultant.

       3.7 Upon termination of this Agreement, the non-terminating party shall have no claim against the terminating party in connection with such termination.

4.     INDEPENDENT CONTRACTOR

       4.1 The relationship between the parties under this Agreement is strictly that of independent parties, where the Consultant, acting solely as an independent contractor, shall supply the Services to the Company and shall supervise the Representative. Nothing herein shall be deemed to create the relationship of employer-employee, agency, joint venture or partnership between the parties or between either of the parties and any third person.

       4.2 The Consultant shall be solely responsible for all fees, payments, salaries and other benefits of its agents, consultants, contractors and employees, including, without derogation, the Representative.

       4.3 The Consultant shall indemnify and hold the Company harmless from all amounts payable or expenses incurred (including reasonable legal fees) arising from or in connection with any breach by Consultant of its undertakings in accordance with Section 4.2 above. The Consultant shall indemnify and pay to the Company all such amounts within seven (7) days of the first written demand therefor by the Company.

       4.4 If for any reason whatsoever a competent authority, including a judicial body, determines that the Consultant and/or the Representative and/or any one on their behalf is the Company's employee, the following provisions shall apply:

              4.4.1 In lieu of the Consideration (as defined below) that was paid to the Consultant, the Consultant shall be deemed to have been entitled only to a reduced consideration (gross) of


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                     70% of the consideration actually paid to the Service
                     Provider (the "Reduced Consideration"), and in such event the Consultant shall be deemed only entitled to the Reduced Consideration.

              4.4.2 The Consultant shall immediately refund to the Company any amount that was paid in excess of the Reduced Consideration, linked to the Israeli consumer price index from the date of each payment to the date of actual refund.

5.     CONSIDERATION AND EXPENSES

       5.1 In consideration for the Services, the Consultant shall receive the compensation designated in Schedule 5.1 (the "Consideration"). The Consideration constitutes the full and complete consideration payable with respect to the Services.

       5.2 The Consultant shall not be entitled to any additional payments with respect to medical, life or disability insurance, Managers Insurance, retirement benefits, or any amounts with respect to severance, recuperation, sickness or vacation or any other amounts whatsoever.

6.     INSURANCE

       The Company will include the Consultant and the Representative in the Company's officers and directors liability insurance policy, and cause that the Consultant and the Representative to be included in such insurance policy of MXB, subject to the following: (i) the Company's discretion regarding the extent, terms and conditions of such insurance coverage; (ii) that the inclusion of the Consultant and the Representative in such insurance policy will not materially effect the Company's and/or MXB's insurance expenditure or materially adversely effect the terms and conditions of such insurance policy.

       In the event that the Company is not able to include the Representative in the Company's officers and Directors liability insurance policy as provided for in this Section 6, then the Consultant shall have the right to terminate this Agreement upon 10 days prior written notice to the Company. The provisions of Section 3 of this Agreement shall apply to such termination mutatis mutandis.

7.     MISCELLANEOUS

       7.1 In the event that any provision hereof is not enforceable, such provision shall be interpreted in a reasonable fashion


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              in order to satisfy the intent of the parties. Alternatively, the provision shall be severed from this Agreement and the remaining provisions shall be enforceable in accordance with their terms.

       7.2 The Representative shall have the authority to sign reports, returns, contracts and other documents and binding commitments on behalf of the Company as may be determined by the Board from time to time.

       7.3 Each payment to be made under this Agreement shall be made against a detailed invoice issued by the Consultant, to the full satisfaction of the Company.

              The Consultant shall present to the Company an exemption from the payment of income taxes and the payments to be made by the Company to the Consultant hereunder are inclusive of all taxes, levies and other compulsory payments of any kind, all of which shall be borne by the Consultant solely. To the extent required under any applicable law, the Company may withhold any tax from any payment to the Consultant hereunder and remit the balance to the Consultant.

              The Consultant shall be exclusively responsible for reporting all amounts received from the Company and paying all taxes due in accordance with applicable law (including value-added tax).

              The Consultant is responsible for all taxes that may be imposed on all transfers (whether in cash, in kind or in securities) by the Company to the Consultant in accordance with the terms of this Agreement. The Consultant shall indemnify and hold the Company harmless from all losses, costs and expenses (including reasonable legal fees) due to any claim or demand by any governmental agency or other body with respect to the payment of any taxes or other amounts imposed on (or due and unpaid as a result of) amounts paid to the Consultant pursuant to this Agreement. The Consultant shall indemnify and hold the Company harmless from all losses, costs and expenses (including reasonable legal fees) due to any claim by any person (including the Representative) concerning amounts owed by the Consultant to any agent, consultant, contractor or employee of the Consultant for any reason. The Consultant shall indemnify and pay to the Company all such amounts within seven (7) days of the first written demand therefor by the Company.

       7.4 All notices required pursuant to this Agreement shall be in writing and sent by (i) registered or certified mail, postage prepaid, or by (ii) facsimile with simultaneous mailing of a copy thereof by prepaid courier or prepaid registered mail, or by (iii) hand delivery. Notices hereunder shall become effective four business days after mailing by registered airmail, or one business day after sending by facsimile with simultaneous sending by courier or mail as provided above, or one business days


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              after hand delivery. Upon execution of this Agreement, the parties shall provide each other with addresses and facsimile numbers for rendition of notices.

       7.5 This Agreement, together with all the Schedules attached hereto, contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof and supersedes all prior agreements, understandings or drafts exchanged between the parties regarding this matter, whether oral or written. This Agreement may only be modified or changed by an instrument signed by both parties hereto. The failure or delay by either party to enforce its rights hereunder shall not operate as a waiver of such right unless in writing and signed by the waiving party.

       7.6 The Consultant and the Company have each had access to legal counsel, have participated jointly in the preparation of this Agreement and have voluntarily entered into this Agreement. No rule of interpretation shall apply to construe any provision hereof against either party as a result of the preparation of this Agreement.

       7.7 This Agreement shall be governed by and construed under the laws of Israel. All disputes between the parties arising in connection with this Agreement shall, failing amicable settlement, be resolved by binding arbitration in accordance with the Arbitration Law, 1968 to be held in Tel Aviv or at an alternative location designated by the Company. The parties hereto irrevocably submit to the personal jurisdiction of courts in Tel Aviv-Yaffo for enforcement of any award or to enforce the provisions of this Agreement. Each party shall bear its costs with respect to any arbitration or litigation. This Agreement shall be deemed to constitute an agreement for arbitration as set forth in the Arbitration Law, 1968.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.




Marnetics Broadband Technologies Ltd.              Netlogic Ltd.




By:  /s/ Menachem Reinschmidt                      By:  /s/ Menachem Reinschmidt
     ------------------------                           ------------------------
         Menachem Reinschmidt                               Menachem Reinschmidt


     /s/ David Sheetrit
     ------------------------
         David Sheetrit



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                                  SCHEDULE 2.2

       General Guidelines Regarding the Consultant and the Representative

1. The Services shall be rendered with respect to such activities, matters and projects as the Board may designate from time to time commencing with the Effective Date. In light of the Company's parent company's (MXB) status on the American Stock Exchange, the Services will include responsibility of the Representative for preparation of and signature on a variety of reports to Israeli and United States tax authorities, the relevant securities regulatory authorities, AMEX and other entities responsible for supervision and regulation of the activities of the Company and any of its Affiliated companies.

2. During the term of the Agreement, the Representative shall be a full time employee of the Consultant. The Representative shall be subject to the exclusive control and supervision of the Consultant.

3. The Representative shall report regularly to the Board or to such person designated by the Board from time to time.

4. Except as set forth in Section 5 below, the Consultant shall require the Representative to dedicate his entire working time to provision of the Services. The Representative shall be entitled to 21 vacation days per year and the Consultant shall advise the Company of all vacation days that are utilized by the Representative and shall coordinate such days with the Board.

5. The Consultant shall be entitled, for the benefit of the Representative, to one cellular phone, for which the Company shall pay all related expenses.

6. The Company acknowledges that the Consultant and the Representative have existing obligations to third parties and that the framework of such activities (i.e., their form and substance as well as the time required for such activities) has been disclosed to the Company (the "Activities"). The Consultant and the Representative shall be entitled to continue the Activities within such framework but neither the Consultant nor the Representative shall deviate from such framework (by increasing such activities or rendering additional services to any third party) except with the prior written consent of the Company.

       The Consultant and the Representative represent and warrant to the Company that the Activities do not and shall not impair and/or conflict in any manner their ability to render the Services to the Company or any of their undertakings under the Agreement.



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                                  SCHEDULE 2.5

                 Confirmation/Undertaking by the Representative

I hereby confirm that I am fully familiar with the terms and conditions of the Services Agreement entered into by and between Marnetics Ltd. (the "Company") and Netlogic Ltd. ("Consultant") on the 11th day of February 2002 (the "Agreement"). I agree to abide by the provisions of the Agreement as if I (and not the Consultant) have personally entered into the Agreement with the Company. I agree not to take any action that may adversely affect the Consultant's performance or ability to perform its undertakings under the Agreement. I personally guarantee the full performance by the Consultant of its obligations under the Agreement.


                      Signed this ___ day of ________ 2002.



                                                    /s/ Menachem Reinschmidt
                                                    ----------------------------
                                                        Menachem Reinschmidt





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                                  SCHEDULE 5.1

                                  Compensation

As full and complete compensation for the Services, the Company agrees as follows:

1. To pay a monthly amount in NIS equivalent to US$11,000 (the "Service Fee"), plus value added tax, if applicable, and subject to withholding of taxes at source. Such amount shall be paid within seven (7) days of the submission of a valid tax receipt with respect to services rendered in the previous calendar month. The "NIS equivalent" shall be determined in accordance with the Representative Rate known as of the last day of the month prior to payment. Due to the high level of personal trust and the substantial management skills and discretion required with respect to rendition of the Services, the parties agree that no additional amounts shall be payable to the Representative apart from those detailed below.

2. To provide an automobile (the "Vehicle") for use by the Representative in accordance with the prevailing procedures of the Company. The Representative shall ensure that the Vehicle shall be driven cautiously with due concern for persons and properties. The use of the Vehicle shall be in accordance with all traffic laws and regulations. The Representative shall ensure the proper maintenance of the Vehicle. The Company shall reimburse all actual expenses incurred by the Representative directly in connection with use of the Vehicle, excluding any fines which are the sole obligation of the Representative to pay in a timely fashion. All tax consequences of the benefits of use of the Vehicle pursuant to this provision shall be borne by the Consultant. The Company is authorized to withhold at source such amounts of income tax as it deems appropriate in connection therewith.
       55496-1/0/69/(symbol)
       55496-4/0/68/(symbol)


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